UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2014

NATURAL RESOURCE PARTNERS L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 751-7507

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

VantaCore Merger Agreement

On August 18, 2014, Natural Resource Partners L.P. (“NRP”), NRP (Operating) LLC (“NRP Operating”), Rubble Merger Sub, LLC, a wholly owned subsidiary of NRP Operating (“Merger Sub”), VantaCore Partners LP (“VantaCore”), VantaCore LLC (“VantaCore GP”), TCP VantaCore SPV, LLC, Kayne Anderson Energy Development Company, Corridor Private Holdings, Inc. and Hartz Alternative Investments, LLC entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby VantaCore and VantaCore GP will merge with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of NRP Operating (the “Merger”). As consideration for the Merger, NRP will pay a purchase price of $205 million, subject to customary purchase price adjustments. NRP will fund the purchase price through a combination of cash and the issuance of common units representing limited partner interests in NRP (“Common Units”) to certain of the unitholders of VantaCore and certain of the members of VantaCore GP (together, the “Rollover Holders”).

The Merger Agreement contains customary representations, warranties and covenants by each of the parties thereto, including covenants by VantaCore and VantaCore GP to conduct the business of VantaCore in all material respects in the ordinary course of business. In addition, the Merger Agreement provides for indemnification rights with respect to a breach of a representation, warranty or covenant by either party, as well as for other specified matters.

Completion of the Merger is subject to customary closing conditions, including, among other things (i) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties to the Merger Agreement; (ii) the absence of a material adverse effect with respect to the business of VantaCore or Vantacore GP; (iii) subject to certain thresholds, the absence of casualty losses with respect to the assets of VantaCore; (iv) the absence of certain legal injunctions or impediments prohibiting the Merger and the other transactions contemplated by the Merger Agreement; (v) expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended; and (vi) the execution and delivery of certain ancillary documents contemplated by the Merger Agreement. The Merger has been approved by the VantaCore unitholders and is not subject to approval of the NRP unitholders.

The Merger Agreements contains provisions granting NRP, on the one hand, and VantaCore and VantaCore GP, on the other hand, the right to terminate the Merger Agreement if (i) the closing of the Merger does not occur on or before October 15, 2014; (ii) there is a legal injunction or other impediment prohibiting the Merger and the other transactions contemplated by the Merger Agreement; or (iii) the other party breaches a representation, warranty or covenant, and such breach results in the failure of certain closing conditions to be satisfied.

A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference hereby. The description of the Merger Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by reference to the complete text of such agreement.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about NRP. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 3.02. Unregistered Sales of Equity Securities.

On August 18, 2014, NRP entered into a Contribution and Rollover Agreement with the Rollover Holders, whereby NRP agreed to issue Common Units to such Rollover Holders in exchange for such Rollover Holders’ interests in VantaCore and VantaCore GP upon closing of the Merger. The number of Common Units to be issued by NRP will be adjusted in accordance with the purchase price adjustment provisions of the Merger Agreement. NRP currently anticipates that the aggregate offering price of the Common Units will be approximately $36 million. Such Common Units will be issued and sold in reliance upon an exemption from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) thereof.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 18, 2014, by and among VantaCore Partners LP, VantaCore LLC, the Holders named therein, Natural Resource Partners L.P., NRP (Operating) LLC and Rubble Merger Sub, LLC. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. NRP agrees to furnish supplementally a copy of the omitted schedules and exhibits to the Securities and Exchange Commission upon request.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.

	By:	NRP (GP) LP, Its General Partner

	By:	GP NATURAL RESOURCE PARTNERS, LLC Its General Partner

Dated: August 20, 2014	By:	/s/ Kathryn S. Wilson
Name: Kathryn S. Wilson Title: Vice President and General Counsel

4